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Exhibit 2.2

ADDENDUM TO AGREEMENT AND PLAN OF MERGER

ADDENDUM

    THIS ADDENDUM (this "Addendum") is executed and delivered as of the 18th day of May, 2001 by TRANSGENOMIC,  INC., a Delaware corporation ("Parent"), TBIO NEBRASKA, INC., a Delaware corporation ("TBIO"), TBIO ACQUISITION CORP., a Delaware corporation ("Merger Sub"), and ANNOVIS, INC., a Delaware corporation (the "Company") and shall be an addendum to and appended to that certain Agreement and Plan of Merger, dated as of April 30, 2001 (the "Merger Agreement"), among Parent, TBIO, Inc., Merger Sub and the Company.

    1.  All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

    2.  All references to "TBIO, Inc." in the Merger Agreement shall be amended to "TBIO Nebraska, Inc."

    3.  TBIO hereby (a) ratifies the execution and delivery of the Merger Agreement and (b) acknowledges and assumes all of the respective rights, promises, agreements, liabilities and obligations of the party identified as TBIO, Inc. under the Merger Agreement as of April 30, 2001.

    4.  The parties hereby acknowledge and agree that the Exchange Agent may issue the Escrowed Shares to each of the Former Company Stockholders in book-entry form, which Escrowed Shares shall be maintained by the Exchange Agent, acting as escrow agent, all in accordance with the terms and conditions of the Escrow Agreement and the Merger Agreement; provided, however, that any provisions of the Merger Agreement that (i) require the Escrowed Shares to be issued in certificated form prior to the termination of the Escrow Agreement or (ii) refer to the Escrowed Shares as certificated shares shall be deemed to contemplate issuance of the Escrowed Shares in book-entry form in accordance with this Addendum and the Escrow Agreement; provided, however, that nothing contained herein shall alter in any respect the obligation of the Escrow Agent to deliver the Escrowed Shares to which the Former Company Stockholders are entitled to in certificated form.

    5.  The Parties hereby acknowledge and agree that the Disclosure Schedule to the Merger Agreement is hereby modified in the following respects:

      (a) Section 3.02(b) of the Disclosure Schedule is hereby modified to include the following disclosure:

  William A. Catterall, a former scientific advisor or consultant to Annovis or one or more of its predecessors, has claimed that an arrangement exists between Dr. Catterall and Annovis entitling the former to options to purchase approximately 14,500 shares of Annovis common stock. The options were alleged to be due for services rendered in Dr. Catterall's role as scientific advisor. In compromise of the potential claim, Annovis has agreed, subject to execution of a waiver and release acceptable to Annovis, to issue to Dr. Catterall 3,413 shares of Annovis common stock, which is the equivalent of a cashless exercise for 5,000 shares under the Annovis Stock Option Plan at an exercise price of $.33 per share.

      (b) Section 3.21(a) of the Disclosure Schedule is hereby modified to include the following disclosure:

  William A. Catterall, a former scientific advisor or consultant to Annovis or one or more of its predecessors, may have a claim for options, shares or the value thereof under a certain letter dated July 7, 1992, from Annovis to Dr. Catterall. The claim is for Dr. Catterall's services in connection with his role on the scientific advisory board of Annovis or its predecessors. For additional information, see Section 3.02(b) of this Disclosure Schedule.

    6.  This Addendum may be executed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and will become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties. The parties hereto intend that this Addendum be appended to and become part of the Merger Agreement and that the Merger Agreement shall remain in full force and effect and be unmodified except as specifically set forth in this Addendum.

    [Signatures appear on following page]

    IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be duly executed and delivered as of the date first above written.

TRANSGENOMIC, INC.
By	/s/ GREGORY J. DUMAN Gregory J. Duman, Chief Financial Officer
TBIO NEBRASKA, INC.
By	/s/ GREGORY J. DUMAN Gregory J. Duman, President
TBIO ACQUISITION CORP.
By	/s/ GREGORY J. DUMAN Gregory J. Duman, President
ANNOVIS, INC.
By	/s/ MARIA MACCECCHINI Maria Maccecchini, Chief Executive Officer

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ADDENDUM TO AGREEMENT AND PLAN OF MERGER
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